Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
September 9, 2008	Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622
RTI INCREASES CREDIT AVAILABILITY TO $425 MILLION
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), announced today that it has amended and restated its credit agreement to provide for a $225 million term loan and a $200 million revolving credit facility, increasing total domestic credit availability from $240 million to $425 million. Principal payments on the term loan begin in 2010. The agreement has a four-year term expiring in 2012.
     Dawne Hickton, Vice Chairman and Chief Executive Officer commented, “I am pleased to announce this financing. Our intent is to finance our already committed capital projects and to enhance the Company’s liquidity position. Given the challenging credit environment we feel that it is prudent to undertake this financing now even though we do not expect to begin to spend the proceeds until 2009. Consequently, most, if not all, of the $225 million will appear as cash & cash equivalents on our balance sheet over year end 2008. In light of this difficult financial market, we very much appreciate the confidence in our business and strategic initiatives that the bank group has demonstrated.”
     PNC Capital Markets LLC and Fifth Third Bank served as Co-Lead Arrangers with PNC also serving as Sole Bookrunner; National City Bank as Administrative Agent; Citibank, N.A. as Syndication Agent; and PNC Bank, National Association as Documentation Agent.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates and content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the outcome of U.S. Custom’s investigation of the Company’s duty drawback claims, the successful completion of our capital expansion projects, and other risks and

September 9, 2008

uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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